ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated July 25, 2011

JPMorgan Chase & Co. Trigger Autocallable Optimization Securities
Linked to the common stock of CONSOL Energy Inc. due on or about July 27, 2012
Linked to the common stock of The Mosaic Company due on or about July 27, 2012

Investment Description

Trigger Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”) (each a “Security” and collectively, the “Securities”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). The Securities are designed for investors who believe that the price of the applicable Underlying Stock will remain flat or increase during the term of the Securities. If the applicable Underlying Stock closes at or above the applicable Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-13-A-II under “General Terms of Notes — Anti-Dilution Adjustments”) on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, JPMorgan Chase will either repay the full principal amount or, if the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any contingent repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑	Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of the applicable Underlying Stock does not close below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	July 27, 2011
Settlement Date[1]	July 29, 2011
Observation Dates[2]	Monthly (see page 4)
Final Valuation Date[2]	July 24, 2012
Maturity Date[2]	July 27, 2012
[1]

Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Call Feature” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-13-A-II

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-13-A-II BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

This free writing prospectus relates to two (2) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Underlying Stock. You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. This free writing prospectus does not, however, allow you to purchase a Security linked to a basket of both of the Underlying Stocks described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the two Security offerings is linked to the common stock of a different company, and each of the two Security offerings has a different Call Return rate, Initial Share Price and Trigger Price, each of which will be determined on the Trade Date. The actual Call Return rate for each Security will not be less than the bottom of the applicable range listed below. The performance of each Security offering will not depend on the performance of the other Security offering.

Underlying Stock	Call Return Rate	Initial Share Price	Trigger Price*	CUSIP	ISIN

Common Stock of CONSOL Energy Inc.	20.85% to 24.85% per annum	$•	70% of the Initial Share Price	46636T101	US46636T1016

Common Stock of The Mosaic Company	18.00% to 22.00% per annum	$•	75% of the Initial Share Price	46636T606	US46636T6064

*	The Trigger Price for each Underlying Stock may be rounded up to the nearest cent.

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this free writing prospectus. Each Security we are offering will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-13-A-II dated January 5, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-13-A-II, will supersede the terms set forth in product supplement no. UBS-13-A-II. In particular, please refer to “Additional Terms Specific to the Securities” in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-13-A-II. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security

Securities Linked to the Common Stock of CONSOL Energy Inc.		$10		$0.125		$9.875

Securities Linked to the Common Stock of The Mosaic Company		$10		$0.125		$9.875

(1)	The price to the public includes the cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.125 per $10 principal amount Security.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-13-A-II and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to two (2) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Underlying Stock. The purchaser of a Security will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stock). You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify either offering and to reject orders in whole or in part. While each Security offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Securities.

You should read this free writing prospectus together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-13-A-II dated January 5, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-13-A-II, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

t	Product supplement no. UBS-13-A-II dated January 5, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211000051/e41473_424b2.pdf

t	Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

t	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this free writing prospectus, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

For purposes of the Securities offered by this free writing prospectus, notwithstanding anything to the contrary set forth under “General Terms of Notes — Calculation Agent” in the accompanying product supplement no. UBS-13-A-II, (a) all calculations with respect to the Call Price will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655) and (b) all calculations with respect to the Trigger Price for each Underlying Stock may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

t	You believe the applicable Underlying Stock will close at or above the applicable Initial Share Price on one of the specified Observation Dates.

t	You understand and accept that you will not participate in any appreciation in the price of the applicable Underlying Stock and that your potential return is limited to the applicable Call Return.

t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

t

You would be willing to invest in the Securities if the applicable Call Return rate were set equal to the bottom of the applicable range indicated on the cover hereof (the actual Call Return rate for each Security will be set on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).

t	You do not seek current income from this investment and are willing to forgo dividends paid on the applicable Underlying Stock.

t	You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

t

You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Securities.

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You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

t	You require an investment designed to provide a full return of principal at maturity.

t	You believe that the price of the applicable Underlying Stock will decline during the term of the Securities and is likely to close below the applicable Trigger Price on the Final Valuation Date.

t	You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

t

You would not be willing to invest in the Securities if the applicable Call Return rate were set equal to the bottom of the applicable range indicated on the cover hereof (the actual Call Return rate for each Security will be set on the Trade Date and will not be less than the bottom of the applicable range listed on the cover).

t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t	You seek current income from this investment or prefer to receive the dividends paid on the applicable Underlying Stock.

t

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-13-A-II for risks related to an investment in the Securities.

Common Terms for Each Offering of the Securities

Issuer	JPMorgan Chase & Co.

Issue Price	$10.00 per Security

Underlying Stocks	Common Stock of CONSOL Energy Inc. Common Stock of The Mosaic Company

Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)

Term[1]	Approximately 12 months, unless called earlier

Call Feature	The Securities will be called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the applicable Call Price for the applicable Observation Date.

Observation Dates[2]	August 26, 2011
September 27, 2011
October 27, 2011
November 25, 2011
December 27, 2011
January 26, 2012
February 24, 2012
March 27, 2012
April 25, 2012
May 25, 2012
June 26, 2012
July 24, 2012 (Final Valuation Date)

Call Settlement Dates[2]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.

Call Return	The Call Return increases the longer the Securities are outstanding and is based upon a rate of between 20.85% and 24.85% per annum for Securities linked to the common stock of CONSOL Energy Inc. and between 18.00% and 22.00% per annum for Securities linked to the common stock of The Mosaic Company. The actual Call Return rate for each Security will be determined on the Trade Date and will not be less than the bottom of the applicable range listed above. See “Call Returns/Call Prices for Each Offering of the Securities.”

Call Price	The applicable Call Price equals the principal amount per Security plus the applicable Call Return.

Payment at Maturity (per $10 Security)	If the Securities are not automatically called and the applicable Final Share Price is equal to or greater than the applicable Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Security.

If the Securities are not automatically called and the applicable Final Share Price is less than the applicable Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 x (1 + Stock Return)

Stock Return	Final Share Price – Initial Share Price Initial Share Price

Initial Share Price[3]	The closing price of one share of the applicable Underlying Stock on the Trade Date

Final Share Price[3]	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date

Trigger Price[3]	For Securities linked to the common stock of CONSOL Energy Inc., 70% of the Initial Share Price For Securities linked to the common stock of The Mosaic Company, 75% of the Initial Share Price

(1)	See footnote 1 under “Key Dates” on the front cover
(2)	See footnote 2 under “Key Dates” on the front cover
(3)	Subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying Stock as described under “General Terms of Notes —Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-13-A-II. The Trigger Price for each Underlying Stock may be rounded up to the nearest cent.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY CONTINGENT REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns/Call Prices for Each Offering of the Securities

Observation Dates†	Call Settlement Dates†	Securities linked to the common stock of		Securities linked to the common stock of
		CONSOL Energy Inc.		The Mosaic Company
		Call Return		Call Return
		(numbers below		(numbers below
		assume a rate of		assume a rate of
		22.85%*per annum)	Call Price (per $10)	20.00%* per annum)	Call Price (per $10)
August 26, 2011	August 30, 2011	1.9042%	$10.1904	1.6667%	$10.1667
September 27, 2011	September 29, 2011	3.8083%	$10.3808	3.3333%	$10.3333
October 27, 2011	October 31, 2011	5.7125%	$10.5713	5.0000%	$10.5000
November 25, 2011	November 29, 2011	7.6167%	$10.7617	6.6667%	$10.6667
December 27, 2011	December 29, 2011	9.5208%	$10.9521	8.3333%	$10.8333
January 26, 2012	January 30, 2012	11.4250%	$11.1425	10.0000%	$11.0000
February 24, 2012	February 28, 2012	13.3292%	$11.3329	11.6667%	$11.1667
March 27, 2012	March 29, 2012	15.2333%	$11.5233	13.3333%	$11.3333
April 25, 2012	April 27, 2012	17.1375%	$11.7138	15.0000%	$11.5000
May 25, 2012	May 29, 2012	19.0417%	$11.9042	16.6667%	$11.6667
June 26, 2012	June 28, 2012	20.9458%	$12.0946	18.3333%	$11.8333
July 24, 2012	July 27, 2012	22.8500%	$12.2850	20.0000%	$12.0000
(Final Valuation Date)	(Maturity Date)

†	See footnote 2 under “Key Dates” on the front cover
*	The actual Call Return rate for each Security will be set on the Trade Date and will be between 20.85% and 24.85% per annum for Securities linked to the common stock of CONSOL Energy Inc. and between 18.00% and 22.00% per annum for Securities linked to the common stock of The Mosaic Company. If the actual Call Return rate for any Security as determined on the Trade Date is less than the applicable assumed Call Return Rate specified above, your return upon an automatic call will be less than the applicable return shown above.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-13-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Securities as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the Securities, in which case the timing and character of any income or loss on the Securities could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked and the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-13-A-II. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

t

Your Investment in the Securities May Result in a Loss: The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Underlying Stock has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying Stock from the applicable Initial Share Price to the applicable Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the applicable Final Share Price is less than the applicable Initial Share Price and could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have full downside exposure to the Underlying Stock when the Final Share Price has declined below the Trigger Price on the Final Valuation Date.

t

Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity: If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the applicable stock price is above the applicable Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will either repay you the full principal amount per Security, or if the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. We refer to this as the contingent repayment of principal, and this applies only if you hold your Securities to maturity.

t

Limited Return on the Securities: Your potential gain on the Securities will be limited by the applicable Call Return, regardless of the appreciation in the closing price of one share of the applicable Underlying Stock, which may be significant. Because the applicable Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first monthly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because the closing price of one share of the applicable Underlying Stock at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the applicable Underlying Stock.

t

The Probability That the Applicable Final Share Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock: “Volatility” refers to the frequency and magnitude of changes in the price of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below its applicable Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the applicable Call Return rate is set on the Trade Date and depends in part on this expected volatility. However, a stock’s volatility can change significantly over the term of the Securities. The price of the applicable Underlying Stock for your Securities could fall sharply, which could result in a significant loss of principal.

t

Credit Risk of JPMorgan Chase & Co.: The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent repayment of principal provided at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t

Reinvestment Risk: If your Securities are called early, the holding period over which you would receive the per annum return of 20.85% to 24.85% for Securities linked to the common stock of CONSOL Energy Inc. and 18.00% to 22.00% for Securities linked to the common stock of The Mosaic Company (the actual Call Return rate for each Security will be set on the Trade Date and will not be less than the bottom of the applicable range) could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Securities are called prior to the maturity date.

t	No Periodic Interest Payments: You will not receive any periodic interest payments on the Securities.

t

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.

t

Single Stock Risk: The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that applicable Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying Stock issuer.

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Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity: While the payment on any Call Settlement Date or at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

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No Dividend Payments or Voting Rights in the Applicable Underlying Stock: As a holder of the Securities, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the applicable Underlying Stock and the Securities.

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No Affiliation with the Applicable Underlying Stock Issuer: We are not affiliated with the issuer of the applicable Underlying Stock. We assume no responsibility for the adequacy of the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-13-A-II. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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No Assurances of a Flat or Bullish Environment: While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities.

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Lack of Liquidity: The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

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Anti-Dilution Protection Is Limited and May Be Discretionary: Although the calculation agent will adjust the applicable Initial Share Price and applicable Trigger Price for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the applicable Initial Share Price and the applicable Trigger Price, the market value of your Securities and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.

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Hedging and Trading in the Applicable Underlying Stock: While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the applicable Underlying Stock or instruments related to the applicable Underlying Stock. We or our affiliates may also trade in the applicable Underlying Stock or instruments related to the applicable Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity. It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.

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Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates: JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the applicable Underlying Stock) that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Securities.

t	Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

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Potential JPMorgan Chase & Co. Impact on Market Price of the Applicable Underlying Stock: Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying Stock may adversely affect the market price of the applicable Underlying Stock and, therefore, the market value of the Securities.

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Market Disruptions May Adversely Affect Your Return: The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the applicable Underlying Stock on an Observation Date, determining if the Securities are to be automatically called, calculating the applicable Stock Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events” in the accompanying product supplement no. UBS-13-A-II.

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Many Economic and Market Factors Will Influence the Value of the Securities: In addition to the value of the applicable Underlying Stock and interest rates on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-13-A-II.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Underlying Stock, with the following assumptions (the actual terms for each Security will be determined on the Trade Date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$70.00
Call Return Rate:	20.00%* per annum (or 1.6667% per month)
Observation Dates:	Monthly
Trigger Price:	$52.50 (which is 75.00% of the Initial Share Price)
*

The actual Call Return rate for each Security will be set on the Trade Date and will be between 20.85% and 24.85% per annum for Securities linked to the common stock of CONSOL Energy Inc., and between 18.00% and 22.00% per annum for Securities linked to the common stock of The Mosaic Company. If the actual Call Return rate for any Security as determined on the Trade Date is less than 20.00% per annum, your return, if any, may be less than the applicable return shown below.

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$75.00 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.1667

Because the Securities are called on the first Observation Date, we will pay you on the Call Settlement Date a total Call Price of $10.1667 per $10.00 principal amount (1.6667% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$60.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$55.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$60.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$75.00 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$12.00

Because the Securities are called on the Final Valuation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $12.00 per $10.00 principal amount (20.00% return on the Securities).

Example 3 — Securities are NOT Called and the Final Share Price is above the Trigger Price

Closing Price at first Observation Date:	$60.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$55.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$60.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$65.00 (below Initial Share Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero return on the Securities).

Example 4 — Securities are NOT Called and the Final Share Price is below the Trigger Price

Closing Price at first Observation Date:	$65.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$55.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$65.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$35.00 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Stock Return)
$10.00 × (1 + -50%)
$5.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for each Underlying Stock. The information given below is for the four calendar quarters in each of 2006, 2007, 2008, 2009 and 2010, and the first two calendar quarters of 2011. Partial data is provided for the third calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying Stocks as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

CONSOL Energy Inc.

According to its publicly available filings with the SEC, CONSOL Energy Inc., which we refer to as CONSOL Energy, is a multi-fuel energy producer and energy services provider primarily serving the electric power generation industry in the United States. The common stock of CONSOL Energy, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of CONSOL Energy in the accompanying product supplement no. UBS-13-A-II. CONSOL Energy’s SEC file number is 001-14901.

Historical Information Regarding the Common Stock of CONSOL Energy

The following table sets forth the quarterly high and low closing prices for the common stock of CONSOL Energy based on daily closing prices on the primary exchange for CONSOL Energy, as reported by Bloomberg. The closing price of the common stock of CONSOL Energy on July 22, 2011 was $54.82. The actual Initial Share Price will be the closing price of one share of the common stock of CONSOL Energy on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of CONSOL Energy has experienced significant fluctuations. The historical performance of the common stock of CONSOL Energy should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of CONSOL Energy during the term of the Securities. We cannot give you assurance that the performance of the common stock of CONSOL Energy will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that CONSOL Energy will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of CONSOL Energy.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close

1/1/2006	3/31/2006		$37.08	$30.24	$37.08

4/1/2006	6/30/2006		$48.14	$35.59	$46.72

7/1/2006	9/30/2006		$47.75	$29.06	$31.73

10/1/2006	12/31/2006		$37.67	$29.40	$32.13

1/1/2007	3/31/2007		$39.49	$29.19	$39.13

4/1/2007	6/30/2007		$49.56	$39.33	$46.11

7/1/2007	9/30/2007		$50.05	$36.40	$46.60

10/1/2007	12/31/2007		$73.58	$45.34	$71.52

1/1/2008	3/31/2008		$81.33	$59.03	$69.19

4/1/2008	6/30/2008		$117.34	$69.91	$112.37

7/1/2008	9/30/2008		$111.95	$41.47	$45.89

10/1/2008	12/31/2008		$41.75	$18.83	$28.58

1/1/2009	3/31/2009		$36.59	$22.58	$25.24

4/1/2009	6/30/2009		$43.57	$24.57	$33.96

7/1/2009	9/30/2009		$49.28	$29.75	$45.11

10/1/2009	12/31/2009		$52.87	$42.81	$49.80

1/1/2010	3/31/2010		$56.34	$42.28	$42.66

4/1/2010	6/30/2010		$46.26	$33.69	$33.76

7/1/2010	9/30/2010		$39.22	$31.21	$36.96

10/1/2010	12/31/2010		$48.81	$36.67	$48.74

1/1/2011	3/31/2011		$55.49	$45.49	$53.63

4/1/2011	6/30/2011		$54.17	$45.86	$48.48

7/1/2011	7/22/2011	*	$54.82	$48.07	$54.82

*

As of the date of this free writing prospectus available information for the third calendar quarter of 2011 includes data for the period from July 1, 2011 through July 22, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

The graph below illustrates the daily performance of CONSOL Energy’s common stock from January 2, 2001 through July 22, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

The Mosaic Company

According to its publicly available filings with the SEC, The Mosaic Company, which we refer to as Mosaic, is a producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry. The common stock of Mosaic, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Mosaic in the accompanying product supplement no. UBS-13-A-II. Mosaic’s SEC file number is 001-32327.

Historical Information Regarding the Common Stock of Mosaic

The following table sets forth the quarterly high and low closing prices for the common stock of Mosaic, based on daily closing prices on the primary exchange for Mosaic, as reported by Bloomberg. The closing price of the common stock of Mosaic on July 22, 2011 was $72.88. The actual Initial Share Price will be the closing price of one share of the common stock of Mosaic on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Mosaic has experienced significant fluctuations. The historical performance of the common stock of Mosaic should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Mosaic during the term of the Securities. We cannot give you assurance that the performance of the common stock of Mosaic will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Mosaic will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Mosaic.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close

1/1/2006	3/31/2006		$17.02	$13.99	$14.35

4/1/2006	6/30/2006		$17.11	$13.96	$15.65

7/1/2006	9/30/2006		$16.97	$14.14	$16.90

10/1/2006	12/31/2006		$22.70	$16.46	$21.36

1/1/2007	3/31/2007		$39.49	$29.19	$39.13

4/1/2007	6/30/2007		$49.56	$39.33	$46.11

7/1/2007	9/30/2007		$50.05	$36.40	$46.60

10/1/2007	12/31/2007		$73.58	$45.34	$71.52

1/1/2008	3/31/2008		$117.06	$80.02	$102.60

4/1/2008	6/30/2008		$161.08	$100.17	$144.70

7/1/2008	9/30/2008		$145.69	$63.75	$68.02

10/1/2008	12/31/2008		$67.51	$22.31	$34.60

1/1/2009	3/31/2009		$48.20	$32.15	$41.98

4/1/2009	6/30/2009		$56.87	$38.21	$44.30

7/1/2009	9/30/2009		$55.13	$40.67	$48.07

10/1/2009	12/31/2009		$61.69	$45.96	$59.73

1/1/2010	3/31/2010		$66.70	$53.51	$60.77

4/1/2010	6/30/2010		$58.33	$38.98	$38.98

7/1/2010	9/30/2010		$63.39	$38.90	$58.76

10/1/2010	12/31/2010		$76.36	$58.79	$76.36

1/1/2011	3/31/2011		$89.06	$72.67	$78.75

4/1/2011	6/30/2011		$82.56	$59.32	$67.73

7/1/2011	7/22/2011	*	$72.88	$66.08	$72.88

*

As of the date of this free writing prospectus available information for the third calendar quarter of 2011 includes data for the period from July 1, 2011 through July 22, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2011.

The graph below illustrates the daily performance of Mosaic’s common stock from October 25, 2004 through July 22, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-13-A-II.